Exhibit 10.1

March 12, 2019

Name: Manish Shah

Dear Manish,

I am pleased to inform you that the board had approved your promotion to “President and Chief Product Officer” with effect from March 15, 2019.

Additionally, Effective as of April 1, 2019, the Compensation Committee of the Board has approved and increased in your base salary to $350,000 (Three Hundred and Fifty Thousand Dollars) per year.

In addition, effective as of April 1, 2019, your target bonus under Majesco’s Performance Bonus Plan will be up to $175,000 (One Hundred and Seventy-Five Thousand Dollars) per year.

All other terms and conditions of your employment agreement remain unchanged.

Going forward, as you play a larger role I am counting on you to deliver even greater results for Majesco. I am confident that you will meet the challenging expectations in your new role as well. I wish you the very best in your new role.

Regards,

/s/ Adam Elster

Adam Elster

Chief Executive Officer